Exhibit 99.2

ShopKo Successfully Retires Five Lease Obligations
in $50 Million Mortgage Financing Deal

GREEN BAY, Wis., April 2 /PRNewswire-First Call/ --

ShopKo Stores, Inc. (NYSE: SKO) announced today that it has closed on a $50 million private placement mortgage financing.

Commenting on the transaction, Brian Bender, Senior Vice President and Chief Financial Officer said, "Importantly, this transaction funds the retirement of five lease liabilities associated with closed stores, provides additional liquidity, and adds a layer of longer term debt to the capital structure. We continue to focus on balance sheet management and debt reduction."

The mortgage financing has a term of ten years and will be secured by thirteen ShopKo stores and one distribution center. After funding the lease terminations, the remaining proceeds were applied toward debt outstanding under the company's senior secured revolving credit facility. Details of the loan agreement will be filed in the near term on Form 8K.

ShopKo Stores, Inc., a Fortune 500 company headquartered in Green Bay, Wis., operates 366 retail stores in 23 states, primarily in the Midwest, Western Mountain and Pacific Northwest regions. Retail operations include 141 specialty discount stores operating under the ShopKo name in mid-sized and larger cities, and 225 Pamida discount stores in smaller, rural communities. For more information about ShopKo or Pamida visit our website at http://www.shopko.com.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to important factors that could cause ShopKo's actual results to differ materially from those anticipated by the forward-looking statements. These factors include: 1) the duration and severity of the economic slowdown, and the continuing impact of terrorist attacks and continued hostilities, or other similar or related events, and 2) those referenced in ShopKo's current Annual Report on Form 10-K or as may be described from time to time in ShopKo's subsequent SEC filings; and such factors are incorporated by reference.

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